EXHIBIT 33.2

MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC

REGULATION AB SERVICING CRITERIA

MUFG Union Bank, N.A. (the “Bank”), a wholly-owned subsidiary of MUFG Americas Holdings Corporation, provides this assessment of compliance with the following applicable servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform: The retail installment contracts for World Omni Auto Receivables Trust 2014-A (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required in the related transaction agreements or required by the Item 1122(d) servicing criteria in regards to the activities performed by the Bank, except for the following criteria: 1122(d) (1)(i), (1)(ii), (1)(iii), (1)(iv), (2)(i), (2)(iii), (2)(vi), (2)(vii), (3)(i), (4)(i), (4)(ii), (4)(iii), (4)(iv), (4)(v), (4)(vi), (4)(vii), (4)(viii), (4)(ix), (4)(x), (4)(xi), (4)(xii), (4)(xiii) (4)(xiv), and (4)(xv), which management has determined are not applicable to the activities the Bank performs with respect to the Platform (“Applicable Servicing Criteria”).

Period: As of December 31, 2014 and for the period from April 23, 2014 to December 31, 2014 (the “Period”).

With respect to the Platform and the Period, the Bank provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

1.	The Bank is responsible for assessing it’s compliance with the Applicable Servicing Criteria.

2.	The Bank has assessed compliance with the Applicable Servicing Criteria, as described above as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3.	With respect to servicing criterion 1122(d)(3)(ii), the Bank is not responsible for allocating amounts due to investors.

4.	The Bank was in compliance with the Applicable Servicing Criteria as of and for the Period in all material respects.

Deloitte and Touch LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Bank’s foregoing assessment of compliance as of and for the Period.

MUFG UNION BANK, N.A.

By: /s/ David Ursa

David Ursa

Senior Vice President

By: /s/ Valerie Crain

Valerie Crain

Vice President and Manager

February 26, 2015